                                                                   EXHIBIT 99(A)


[POPULAR, INC. LOGO]

For additional information contact:
Mr. Jorge A. Junquera
Senior Executive Vice President
Telephone (787) 754-1685
Or visit our web site at http://www.popularinc.com

April 10, 2002                                                      News Release

       POPULAR, INC. REPORTS EARNINGS FOR THE QUARTER ENDED MARCH 31, 2002

         Popular, Inc. (the Corporation) (NASDAQ: BPOP) reported net income of $89.0 million for the first quarter of 2002 compared with $74.2 million for the same quarter of 2001, an increase of $14.8 million, or 20%. Basic and diluted earnings per common share (EPS) for the quarter were $0.63, or 19% higher than $0.53 for the quarter ended March 31, 2001. Net income for the last quarter of 2001 were $75.6 million, or $0.54 per share.

         The Corporation's return on assets (ROA) and return on common equity
(ROE) for the first quarter of 2002 were 1.19% and 16.83%, respectively, compared with 1.09% and 15.25% for the same period in 2001. For the last quarter of 2001, these ratios were 1.03% and 14.08%.

         The Corporation's net income for the first quarter of 2002, when compared with the same period a year ago, reflected higher net interest income by $29.3 million and operating income, excluding derivatives gains, loss on sale of securities and trading account losses, by $19.6 million. Derivatives gains for the quarter amounted to $0.5 million, an improvement of $1.1 million compared with losses of $0.6 million at March 31, 2001. These favorable variances were partially offset by higher losses on the sale of securities and trading transactions of $5.5 million, a rise in operating expenses of $21.7 million and an increase in income tax of $3.0 million.

         The increase in net interest income of $29.3 million, or 11.5% over the first quarter of 2001, was the effect of a favorable variance of $18.5 million due to a higher volume of average earning assets and $10.8 million due to a higher net interest margin. The increase in average earning assets of $2.7 billion was driven principally by a $1.8 billion increase in the average loan portfolio, mainly in mortgage and commercial loans and a $0.7 billion increase in average investment securities, mostly from collaterized mortgage obligations and mortgage-backed securities. The increase in the

2-POPULAR, INC. 2002 FIRST QUARTER RESULTS


volume of earning assets was funded mainly through a higher average volume of long-term borrowings and interest-bearing deposits, which rose $1.5 billion each. The net interest yield for the quarter ended March 31, 2002, was 3.94% compared with 3.90% for the first quarter of 2001. The increase in the net interest yield resulted from a decrease of 191 basis points in the average cost of interest-bearing liabilities, offset by a decline in the average yield on earning assets by 156 basis points. The latter was mainly due to the impact of the declining interest rate scenario during 2001 on the investment portfolio and on commercial loans with floating rates. For the last quarter of 2001 the net interest yield was 4.12%. The reduction in the net interest margin since the last quarter of 2001 stems mainly from a higher volume of arbitrage activity.

         The provision for loan losses totaled $54.5 million for the first quarter of 2002 and $50.0 million for the same period in 2001, an increase of $4.5 million or 9%. The increase reflects the growth in the loan portfolio and higher net charge-offs and non-performing assets. Net charge-offs for the quarter ended March 31, 2002, were $49.7 million or 1.10% of average loans compared with $36.1 million or 0.89% for the first quarter of 2001. For the quarter ended in December 31, 2001, net charge-offs amounted to $48.9 million or 1.10% of average loans. The rise in net charge-offs as compared with the first quarter of 2001 is mainly due to higher commercial loans net charge-offs, including construction, which rose by $11.8 million. In 2002, the Corporation recorded a $3.7 million charge-off on a participation loan pertaining to Kmart, loan sold at a discount during the quarter.

         Total operating income, excluding derivatives, securities and trading transactions, grew 17%, from $115.7 million for the first quarter of 2001 to $135.3 million for the same period in 2002. This growth was fueled by increases of $4.3 million in service charges on deposit accounts, $3.0 million in other service fees and $12.3 million in other operating income. Service charges on deposit accounts increased mostly in commercial accounts. The increase in other service fees is mostly attributed to higher credit card fees and discounts, debit card and check cashing fees. Other operating income rose mostly due to higher gains on sales of mortgage and Small Business Administration loans, as well as higher underwriting fees derived by the Corporation's broker / dealer subsidiary.

         During the first three months of 2002, the Corporation reported losses on sale of securities


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3-POPULAR, INC. 2002 FIRST QUARTER RESULTS


and trading transactions of $5.0 million, compared with a gain of $0.5 million for the same period in 2001. The loss resulted mostly from investment opportunities undertaken by the Corporation in the quarter, reinvesting the funds in U.S. agency securities with a higher yield. For the quarter ended in December 31, 2001, losses on sale of securities and trading transactions amounted to $1.3 million.

         Operating expenses amounted to $242.2 million for the first quarter of 2002 compared with $220.5 million for the same period in 2001, for an increase of $21.7 million or 10%. Personnel costs increased $15.4 million driven by a rise of $10.8 million in salaries, mostly associated with merit increases, incentive compensation and higher headcount, and $4.8 million in pension and other benefits.

         All other operating expenses, excluding personnel costs, increased $6.3 million or 5% when compared with the first quarter of 2001. This rise was reflected mostly in business promotion, net occupancy expenses, professional fees, communications and other operating expenses, partially offset by a decrease in amortization of intangibles. The latter is the result of the adoption of SFAS No. 142 "Goodwill and Other Intangible Assets," which establishes that goodwill and other indefinite life intangible assets are no longer amortized, but instead will be tested annually for impairment. Goodwill amortization for the quarter ended March 31, 2001 approximated $4.3 million.

         The Corporation's total assets at March 31, 2002 amounted to $30.3 billion, compared with $27.3 billion at March 31, 2001. Total assets at December 31, 2001, were $30.7 billion. At March 31, 2002, total loans amounted to $18.3 billion, compared with $16.5 billion at the same date a year before and $18.2 billion at December 31, 2001. Mortgage loans accounted for the largest growth in the portfolio, rising $1.7 billion or 33% since March 31, 2001 and $179 million or 3% from December 31, 2001. Investment securities totaled $9.6 billion as of March 31, 2002 compared with $8.0 billion at March 31, 2001. This rise is partly due to higher arbitrage activity undertaken by the Corporation in 2002. Investment securities were $9.9 billion as of December 31, 2001.

         The allowance for loan losses amounted to $342 million as of March 31, 2002, or 1.87% of loans, compared with $305 million or 1.85% at the same date in 2001. At December 31, 2001, the allowance for loan losses totaled $337 million or 1.85% of loans. Non-performing assets were $494 million or 2.70% of ending loans at March 31, 2002, compared with $368 million or 2.23% at the


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4-POPULAR, INC. 2002 FIRST QUARTER RESULTS


end of the first quarter of 2001 and $458 million or 2.52% at December 31, 2001. The increase in non-performing assets since March 31, 2001 and December 31, 2001 was reflected mostly in mortgage loans, which rose by $110 million and $32 million, respectively. Non-performing mortgage loans were $209 million or 42% of non-performing assets and 3.13% of total mortgage loans as of March 31, 2002, compared with $98 million or 27% of non-performing assets and 1.96% of total mortgage loans as of March 31, 2001. At the end of 2001, non-performing mortgage loans were $177 million or 39% of non-performing assets and 2.72% of total mortgage loans. Mortgage loans net charge-offs as a percentage of the average mortgage loan portfolio were 0.14% in the first quarter of 2002, compared with 0.12% and 0.19% in the first and fourth quarters of 2001, respectively. The allowance as a percentage of non-performing loans was 74.45% as of March 31, 2002, compared with 89.76% at the end of the first quarter of 2001 and 78.88% at December 31, 2001. Excluding non-performing mortgage loans, the total allowance for loan losses to non-performing loans was 136.5% as of March 31, 2002, compared with 126.3% and 134.8% as of March 31, 2001 and December 31, 2001, respectively.

         Total deposits rose to $16.5 billion as of March 31, 2002 compared with $15.1 billion as of March 31, 2001, an increase of $1.4 billion or 9.5%. Total deposits as of December 31, 2001 were $16.4 billion. Borrowed funds increased $1.5 billion, reaching $11.1 billion as of March 31, 2002, compared with $9.6 billion at the same date a year earlier. At December 31, 2001, borrowed funds totaled $11.6 billion. The increase in borrowed funds when compared to the first quarter of 2001 was used primarily to fund the Corporation's loan portfolio growth and investment opportunities.

         At March 31, 2002, stockholders' equity was $2.2 billion, compared with $2.1 billion as of the same date last year. Stockholders' equity was $2.3 billion at December 31, 2001. The decrease in stockholders' equity compared with the last quarter of 2001 was due to the redemption of $100 million of the Corporation's preferred stock in January 2002, as well as a reduction of $49 million in unrealized gains on securities available-for-sale, net of taxes. In the redemption of the preferred stock, the Corporation paid a price in excess of the liquidation preference value amounting to $2 million, which reduced the earnings per common share for this quarter.

         The market value of the Corporation's common stock at March 31, 2002, was $29.22 per


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5-POPULAR, INC. 2002 FIRST QUARTER RESULTS


share, compared with $29.45 at March 31, 2001, and $29.08 at December 31, 2001. The Corporation's market capitalization at March 31, 2002 and 2001 and December 31, 2001 was $4.0 billion. At March 31, 2002, the Corporation's common stock had a book value per share of $16.01.

        The Corporation's common stock is traded on the National Association of Securities Dealers Automated Quotation (NASDAQ) National Market System under the symbol BPOP.


                                      * * *


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
POPULAR, INC.
FINANCIAL SUMMARY
(In thousands, except per share data)

                                                                      Quarter ended
                                                                        March 31                          First
                                                             ---------------------------------           Quarter     --------------
                                                                                                       2002 - 2001        Fourth
                                                                                                         Percent         Quarter
                                                                    2002             2001               Variance           2001
                                                             ----------------------------------------------------------------------
SUMMARY OF OPERATIONS

Interest income ..........................................   $     495,419     $     550,451                 (10.00) $     505,022
Interest expense .........................................         210,404           294,734                 (28.61)       222,692
                                                             ----------------------------------------------------------------------

Net interest income ......................................         285,015           255,717                  11.46        282,330
Provision for loan losses ................................          54,454            50,034                   8.83         58,495
                                                             ----------------------------------------------------------------------

Net interest income after provision
  for loan losses ........................................         230,561           205,683                  12.10        223,835

Other operating income ...................................         135,338           115,674                  17.00        128,813
Gain (loss) on derivatives ...............................             511              (631)                              (13,109)
(Loss) gain on sale of securities ........................          (4,010)              290                                   640
Trading account (loss) profit ............................          (1,030)              188                                (1,930)
                                                             ----------------------------------------------------------------------

Total other income .......................................         130,809           115,521                  13.23        114,414

Salaries and benefits ....................................         115,362            99,797                  15.60        102,747
Profit sharing ...........................................           4,939             5,097                  (3.10)         3,150
Amortization of intangibles ..............................           2,543             6,876                 (63.02)         6,844
Other operating expenses .................................         119,323           108,753                   9.72        127,114
                                                             ----------------------------------------------------------------------

Total operating expenses .................................         242,167           220,523                   9.81        239,855
                                                             ----------------------------------------------------------------------

Income before income tax, minority interest and cumulative
  effect of accounting change ............................         119,203           100,681                  18.40         98,394
Income tax ...............................................          30,148            27,151                  11.04         22,840
Net (gain) loss of minority interest .....................             (11)               16                (168.75)            (1)
                                                             ----------------------------------------------------------------------

Income before cumulative effect of accounting change .....          89,044            73,546                  21.07         75,553
Cumulative effect of accounting change, net of tax .......                               686
                                                             ----------------------------------------------------------------------

Net income ...............................................   $      89,044     $      74,232                  19.95  $      75,553
                                                             =====================================================================

Net income applicable to common stock ....................   $      86,534     $      72,145                  19.94  $      73,464
                                                             =====================================================================

Earnings per common share (basic and diluted) ............   $        0.63     $        0.53                         $        0.54
                                                             =====================================================================
Dividends declared per common share ......................   $        0.20     $        0.16                         $        0.20
                                                             =====================================================================

Average common shares outstanding ........................     136,475,530       136,111,025                           136,371,606
Common shares outstanding at end of period ...............     136,459,471       136,101,783                           136,362,364

SELECTED AVERAGE BALANCES
Total assets .............................................   $  30,417,589     $  27,714,226                   9.75  $  29,033,895
Loans ....................................................      18,058,011        16,215,424                  11.36     17,772,457
Earning assets ...........................................      28,856,734        26,168,217                  10.27     27,492,426
Deposits .................................................      16,526,180        14,831,555                  11.43     16,351,443
Interest-bearing liabilities .............................      24,625,174        22,243,934                  10.71     23,232,092
Stockholders' equity .....................................       2,154,243         2,018,788                   6.71      2,169,191

SELECTED FINANCIAL DATA AT PERIOD-END
Total assets .............................................   $  30,315,868     $  27,312,158                  11.00  $  30,744,676
Loans ....................................................      18,255,425        16,509,477                  10.58     18,168,551
Earning assets ...........................................      28,877,608        25,691,107                  12.40     29,139,288
Deposits .................................................      16,524,154        15,093,179                   9.48     16,370,042
Interest-bearing liabilities .............................      24,506,640        21,721,087                  12.82     24,676,422
Stockholders' equity .....................................       2,184,827         2,122,974                   2.91      2,272,818

PERFORMANCE RATIOS
Net interest yield * .....................................            3.94%             3.90%                                 4.12%
Return on assets .........................................            1.19              1.09                                  1.03
Return on common equity ..................................           16.83             15.25                                 14.08

CREDIT QUALITY DATA
Non-performing assets ....................................   $     493,575     $     367,761                  34.21  $     458,298
Net loans charged-off ....................................          49,685            36,130                  37.52         48,905
Allowance for loan losses ................................         341,744           305,295                  11.94        336,632
Non-performing assets to total assets ....................            1.63%             1.35%                                 1.49%
Allowance for losses to loans ............................            1.87              1.85                                  1.85

* Not on a taxable equivalent basis

Note: Certain reclassifications have been made to prior periods to conform with this quarter.


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